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                                                                    Exhibit 10.2

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT AGREEMENT AND NON-COMPETITION AGREEMENT
("Agreement") is made and entered into as of the 12th day of July, 1999, by and between PRIMIS, INC., a Georgia corporation (the "Company"), and LESLIE
H. SCHREINER, an individual ("Employee").

         RECITAL:

         Employee desires to be employed by the Company and the Company desires to employ Employee on the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the parties hereto as follows:

         1. EMPLOYMENT. The Company hereby employs Employee and Employee accepts employment by the Company and agrees to serve the Company, upon the terms and conditions hereinafter set forth.

         2. TERM. Employee's employment shall be for a term commencing on the date hereof and ending on July 12, 2003, unless Employee's employment terminates prior thereto as provided in Section 7 (the "Term"). Thereafter, this Agreement shall continue in full force and effect, except that Section 7 shall no longer be applicable, and either party hereto may terminate Employee's employment hereunder upon ninety (90) days prior written notice to the other; provided, that Employee may resign at any time upon thirty (30) days prior written notice to the Company. In addition, the Company will discuss with Employee on or about 180 days prior to the expiration of the Term, the Company's then present intention with respect to Employee's employment by the Company after the Term, provided that Employee has requested the Company do so at or about that time.

         3. DUTIES. Employee shall be employed by the Company as Vice President and Chief Financial Officer. So long as she is employed hereunder, Employee agrees to devote her full business time and energy to the business and affairs of the Company, to perform her duties hereunder to the best of her ability and at a level of competency consistent with the position occupied, to act on all matters in a manner she reasonably believes to be in and not opposed to the best interests of the Company, to use her best efforts, skill and ability to promote the profitable growth of the Company, and to perform such other duties as may be assigned to her by the Company's Chief Executive Officer, Chairman or by the Company's Board of Directors ("Board") from time to time.

         4. COMPENSATION AND BENEFITS. For all services rendered by Employee, the Company shall pay compensation and provide benefits to Employee as follows:


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                  A.       SALARY.  The Company shall pay Employee an annual
salary ("Salary") of One Hundred Forty Thousand Dollars ($140,000), payable not less frequently than monthly. At least once every twelve (12) months the Board shall review Employee's Salary and make such adjustments to the Salary as it reasonably deems appropriate, provided that the Salary shall not be reduced.

                  B. INCENTIVE CASH BONUS. Within seventy-five (75) days after the end of fiscal year 1999 of the Company, the Company shall pay Employee a cash bonus (the "Incentive Cash Bonus"), in an amount not to exceed Forty Thousand Dollars ($40,000), prorated for the portion of such fiscal year that Employee was employed by the Company, if, and only if, Employee achieves specific goals concerning the financial or other performance of the Company as established by the Board after consultation with the Employee within thirty (30) days from the date hereof. Within seventy-five (75) days after the end of each fiscal year thereafter, Company shall determine, and if appropriate, pay Employee an Incentive Cash Bonus, in an amount not to exceed Forty Thousand Dollars ($40,000), determined by and in the reasonably exercised discretion of the Board and based upon the Employee's achievement of specific goals concerning the financial or other performance of the Company for such fiscal year, previously established by the Board after consultation with the Employee. At least once every twelve (12) months the Board shall review the maximum amount of Employee's potential Incentive Cash Bonus and make such adjustments to such maximum amount thereof as it reasonably deems appropriate provided that such maximum amount shall not be reduced.

                  C. BUSINESS EXPENSES. The Company shall reimburse Employee for her reasonable direct out-of-pocket ordinary and necessary expenses, including trade association dues, a cell phone and cell phone charges, if any, incurred by Employee in the performance of her services hereunder and for which Employee properly accounts in accordance with the Company's regulations and procedures in effect from time to time.

                  D. VACATION. Employee shall be entitled to three (3) weeks (fifteen business days) paid vacation during each 12-month period of the Term. Employee shall not be entitled to carry over any unused vacation; except that she may carry over to later 12-month periods of the Term any vacation not used during the first 12-month period of employment.

                  E. ADDITIONAL BENEFITS. Employee shall be entitled to participate (on the same terms and conditions as employees similarly situated) in any and all employee retirement, medical, life and disability insurance, and other benefits plans and perquisites as may be established and in effect from time to time and made available to employees of the Company.

         5. STOCK OPTIONS. As of the date hereof, Company has granted to Employee, pursuant to the terms of the Stock Option Agreement entered into by the Company and Employee as of the date hereof substantially in the form attached hereto as EXHIBIT A, an option to purchase 125,000 shares of common stock of the Company at an exercise price of $4.00 per share, to vest as follows: 18,750 of the option shares shall vest and Employee may exercise her option to purchase such shares on and after one year from

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the date hereof; 35,417 of the option shares shall vest and Employee may exercise her option to purchase such shares on and after two years from the date hereof; 35,417 of the option shares shall vest and Employee may exercise her option to purchase such shares on and after three years from the date hereof; and 35,416 of the option shares shall vest and Employee may exercise her option to purchase such shares on and after four years from the date hereof. Without any representation or warranty by or on the part of the Company, to the extent any of the option shares of the option granted to Employee hereby can, by the terms set forth above, qualify as incentive stock options under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the parties hereto intend that the same shall be treated as incentive stock options, and to the extent any or all of the options shares cannot qualify as incentive stock options under the Code, the parties hereto intend that the same shall be treated as nonstatutory options.

         6. WITHHOLDING. The Company shall be authorized to deduct and withhold from Employee's compensation such sums as are required by law to be deducted and withheld.

         7. EVENTS CAUSING TERMINATION OF EMPLOYMENT. Employee's employment with the Company shall terminate prior to the expiration of the Term, without further obligation on the part of the Company, except as provided in this Agreement, only upon the occurrence of any of the following events:

                  A.       The voluntary resignation of Employee;

                  B.       The death of Employee;

                  C. The discharge of Employee for willful misconduct, dishonesty or fraud on Employee's part in connection with the performance of any duties hereunder;

                  D. The discharge of Employee for a material breach by Employee of any of the terms of Sections 9, 10 or 12 of this Agreement;

                  E. The discharge of Employee upon a determination by the Board, acting in good faith and with reasonable justification, that Employee's performance in her position as Vice President and Chief Financial Officer of the Company has been unsatisfactory, after first having given written notice to the Employee that her performance has been unsatisfactory (which notice shall set forth in reasonable detail the nature of the unsatisfactory performance), and Employee having failed to cure such unsatisfactory performance within thirty
(30) days thereafter to the reasonable satisfaction of the Company;

                  F. The discharge of Employee upon a determination that Employee has been unable, for any continuous period of at least three (3) months, or for shorter periods aggregating three (3) months during any 12-month period, to perform her duties hereunder by reason of injury, illness or other physical or mental disability (such determination to be made by agreement between the Company and Employee, or, in the event the Company and Employee are unable to agree on such determination, and upon written notice thereof by either party to the other, then each of the Company and Employee shall, within ten (10)

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days after such notice is given, select a qualified and licensed physician, and such physicians together shall select a third licensed and qualified physician who will make such determination within thirty (30) days after his or her appointment and whose determination shall be binding upon all parties hereto); or

                  G. The discharge of Employee for conviction of Employee of a crime involving moral turpitude.

                  H. The Involuntary Termination of Employee. "Involuntary Termination" means termination by Employee of her employment because of (i) a significant adverse change in Employee's duties or responsibilities or (ii) relocation of Employee's office more than 35 miles from its present location.

         8.       PAYMENTS TO EMPLOYEE UPON TERMINATION OF EMPLOYMENT.

                  A. Subject to the provisions of Sections 8(B) and 8(C) below, in the event Employee's employment with the Company shall terminate during the Term for any of the reasons set forth in Section 7, or thereafter pursuant to Section 2: [i] Employee's Salary shall be prorated and paid through the date of termination; and [ii] all unvested options to purchase common stock of the Company shall cease and terminate as of the date of termination.

                  B.       In the event of Employee's termination pursuant to
Section 7.B, 7.E. 7.F or 7.H hereof, Employee shall be entitled to receive, at such time as it would otherwise be payable, any Incentive Cash Bonus which would have been payable, based upon the Company's performance over the full fiscal year, prorated for that portion of the fiscal year during which the Employee was employed by the Company.

                  C.       In the event of Employee's termination pursuant to
Section 7(F), the Company agrees to continue to pay Employee her full Salary during such period of disability, said payments to continue for a maximum of six
(6) months. Thereafter, Employee shall be paid disability benefits pursuant to the disability insurance, if any, established by the Company and in which Employee participates pursuant to Section 4(E) of this Agreement.

                  D. In the event of Employee's termination of employment prior to the expiration of the Term, for any reason other than those reasons set forth in Section 7 of this Agreement, the Company shall [i] pay Employee in equal monthly installments for a period of twelve (12) months from the date of termination, an amount, in the aggregate, equal to Employee's annual Salary in effect at the date of termination and [ii] pay Employee at such time as it otherwise would have been payable, the Incentive Cash Bonus, if any, which would have been payable, based upon the Company's performance over the full fiscal year, prorated for that portion of the fiscal year during which Employee was employed by the Company; provided that the amounts set forth in this Section 8.D shall be payable (i) to Employee's estate if Employee's termination of employment prior to expiration of the Term is due to her death and, at such time,

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the Company does not provide life insurance or (ii) to Employee if Employee's employment is terminated as a result of an Involuntary Termination as provided in Section 7.H above.

         9.       COVENANTS NOT TO SOLICIT OR COMPETE.

                  A. NON-COMPETITION. Employee recognizes one of the inducements for the Company to enter into this agreement of employment is the understanding that there will be no competition or interference, directly or indirectly, for a period of time after the termination of her employment with the Company. Employee further recognizes and acknowledges that, in consideration of the scope of the business of the Company and the nature of the services Employee provides to the Company as its Vice President and Chief Financial Officer, and in order to protect the Company's legitimate interests, Employee's covenant not to compete must include each of the areas where the Company currently does business, which areas include Alabama, Arizona, California, Florida, Georgia, Maryland, North Carolina, Ohio, Texas and Virginia (collectively, the "Territory"), to the extent Employee hereafter actively performs, supervises or assists in the Company's business in such areas or has material contact with customers of the Company within such areas. In consideration of the covenants herein, Employee agrees that for the period she is employed by the Company (whether during the Term or after the Term ends) and for a one-year period immediately following the termination of her employment with the Company for any reason whatsoever, she shall not, within the Territory, in any manner, directly or indirectly or by assisting others, engage in any business which is the same or essentially the same as the Business of the Company, such Business being the business of real estate information services, including commercial and residential real estate appraisals, title exams, flood certifications and credit reports, as a financial officer or controller or as a supervisor, administrator, executive, senior or management level employee, owner, proprietor, shareholder or consultant; provided that Employee shall not be restricted from owning less than 5% of the outstanding shares of a company whose shares are publicly traded.

                  B. NON-SOLICITATION. Employee agrees that for the period she is employed by the Company (whether during the Term or after the Term ends) and for a one-year period immediately following the termination of her employment with the Company for any reason whatsoever, she shall not (other than in the regular course of the Company's business), within the Territory, solicit, directly or indirectly, business of the type then being performed therein by the Company from any person, partnership, corporation or other entity which [a] is a customer of the Company within the Territory at the time Employee's employment with the Company terminates, including an actively-sought prospective customer, or [b] was such a customer within the two-year period immediately prior thereto, for the purposes of providing products or services that are competitive with those provided by the Company, provided that in the case of either [a] or [b], Employee had material contact with such customer during and as a part or result of her employment with the Company.

         10.      NON-INDUCEMENT AND NON-DISCLOSURE.

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                  A.       NON-INDUCEMENT. Employee agrees that for the period
she is employed by the Company (whether during the Term or after the Term ends) and for a two-year period immediately following the termination of her employment with the Company for any reason whatsoever, she shall not directly or indirectly, individually or on behalf of persons not parties to this Agreement, aid or endeavor to solicit or induce any of the Company's employees to leave their employment with the Company in order to accept employment with Employee or another person, partnership, corporation or other entity.

                  B. NON-DISCLOSURE. At no time shall Employee divulge, furnish or make accessible to anyone (other than in the regular course of the Company's business) any knowledge or information with respect to confidential information or data of the Company, or with respect to any confidential information or data of any of the customers of the Company, or with respect to any other confidential aspect of the business or products or services of the Company or its customers.

         11. INJUNCTIVE RELIEF FOR BREACH: ENFORCEABILITY. Employee agrees that Company may not be adequately compensated by damages for a breach by Employee of any of the covenants contained in Sections 9 and 10, and that, in addition to all other remedies, the Company shall be entitled to injunctive relief and specific performance. In such event, the periods of time referred to in Sections 9 and 10 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof. The covenants contained in Sections 9 and 10 shall be construed as separate covenants, and if any court shall finally determine that the restraints provided for in any such covenants are too broad as to the geographic area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time and Employee expressly agrees that this Agreement, as so amended, shall be valid and binding.

         12.      PROPRIETARY RIGHTS.

                  A. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of her employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with her work for the Company, or unless the Chief Executive Officer or the Board of Directors of the Company expressly authorizes such in writing. Employee shall and hereby does assign to the Company any rights she may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith. The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company which the Company treats as confidential with respect to the general public. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other words

                                       6


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of authorship, know-how, improvements, discoveries, developments, designs and techniques relating to the business or proposed products of the Company and which were learned or discovered by Employee during the term of her employment with the Company (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers which were learned or discovered by her during the term of her employment with the Company, and information regarding the skills and compensation of other employees of the Company. For purposes of this Agreement, the term "Proprietary Information" shall not include information that Employee can show by competent proof (i) was known to Employee prior to disclosure by the Company; (ii) was generally known to the public at the time Company disclosed the information to Employee; (iii) became generally known to the public after disclosure by the Company through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose it to Employee.

                  B. THIRD PARTY INFORMATION. Employee understands, in addition, that the Company may from time to time receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty of the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of her employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with her work for the Company, Third Party Information unless expressly authorized by the Chairman or Chief Executive Officer of the Company in writing.

                  C.       ASSIGNMENT OF INVENTIONS.

                           [1]      Employee shall and hereby does assign to the
Company all her right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes that were made or conceived or reduced to practice or learned by her, either alone or jointly with others, during the period of her employment with the Company.

                           [2]      Employee shall and hereby does acknowledge
that all original works of authorship which are made by her (solely or jointly with others) during the term of her employment with the Company and that are within the scope of her employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 1201). Inventions assigned to or as directed by the Company by this Section 12.C are hereinafter referred to as 'Company Inventions."

                  D. ENFORCEMENT OF PROPRIETARY RIGHTS. Employee will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end she will execute, verify and deliver such

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documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Employee's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of her employment, but the Company shall compensate her at a reasonable rate after Employee's termination for the time actually spent by her at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure Employee's signature on any document needed in connection with the actions specified in the preceding, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney in fact, to act for and in her behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which she now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

                  E. PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which Employee made prior to the commencement of her employment with the Company or which do not in any way relate to the Business of the Company are excluded from the scope of this Agreement.

                  F. RETURN OF COMPANY DOCUMENTS. When Employee leaves the employ of the Company, she will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Invention, Third Party Information or Proprietary Information of the Company. Employee further agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

                  G. LEGAL AND EQUITABLE REMEDIES. Because Employee's services are personal and unique and because Employee may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Section 12 of the Agreement and any of its provisions by injunctions, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

         13. NOTICES. All notices and other communications hereunder shall be in writing and shall be given or made by hand delivery, or by certified or registered mail, return receipt requested, postage prepaid, or by telegram, as follows, or to such other person or address as shall be hereafter designated by notice given in accordance with this Section:

                  A.  If to the Company:   Primis, Inc.
                                           Attn:  James Schaper

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                                           Suite 1220
                                           12 Perimeter Center East
                                           Atlanta, Georgia  30346

                      With a copy to:    Wyatt, Tarrant & Combs
                                           Attention: Patrick W. Mattingly, Esq.
                                           2800 Citizens Plaza
                                           Louisville, Kentucky 40202

                  B.  If to Employee:    Leslie H. Schreiner
                                           1752 Pine Ridge Drive
                                           Atlanta, Georgia 30324

                      With a copy to:    Peggy Eisenhauer
                                           Hunton & Williams
                                           Suite 4100
                                           Nationsbank Plaza
                                           600 Peachtree Street, NE
                                           Atlanta, Georgia  30308-2216


Any notice or other communication hereunder shall be deemed to have been duly given or made if made by hand, when delivered against receipt therefor or when attempted delivery shall be rejected, as the case may be, if made by letter, upon deposit thereof in the mail, postage prepaid, registered or certified, with return receipt requested, and if made by telegram, facsimile or reputable overnight courier when sent. Notwithstanding the foregoing, any notice or other communication hereunder which is actually received by a party hereto shall be deemed to have been duly given or made to such party.

         14.      MISCELLANEOUS.

                  A. ASSIGNMENT. This is a contract for personal services by Employee and may not be assigned by Employee. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  B. WAIVER OF BREACH. Failure or delay by either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

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                  C.       ENTIRE AGREEMENT: CANCELLATION OF PRIOR AGREEMENTS.
This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. It may not be changed orally, but only by an amendment in writing signed by the parties hereto. All prior agreements or understandings concerning Employee's employment by the Company are hereby canceled and superseded by this Agreement.

                  D. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

                  E. HEADINGS. The headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

                  F. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Georgia. In connection with the enforcement of this Agreement, the parties consent to jurisdiction in the courts of Georgia. The prevailing party in any action to enforce this Agreement shall be entitled to attorneys' fees from the non-prevailing party.

                  G.       REMEDIES. In accordance with O.C.G.A. Section 9-9-2
(c)(9), as evidenced by the parties affixing their initials hereon next to this
Section 14.G., any controversy arising out of, or relating to, this Agreement or any modification or extension of this Agreement, including any claim for damages, recission, specific performance or other legal or equitable relief, shall be settled by arbitration in the City of Atlanta, State of Georgia, in accordance with the rules then obtaining of the American Arbitration Association; provided that the arbitrator shall be mutually agreed upon by the Company and Employee. The determination of the arbitrator when made shall be binding upon all parties bound by the terms of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The foregoing notwithstanding, the Company shall have the right to seek injunctive relief from any court of competent jurisdiction in the event of any breach or threatened breach of Sections 9, 10 or 12 of this Agreement. Notwithstanding the foregoing, the Employee shall have the right to pursue any relief or remedies at law or in equity for any claims of wrongful dismissal or any claims arising under the Civil Rights Act of 1991 or other statutory discrimination statutes. Initials: Company: ______________________; Employee:
____________________.

                  H. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                          PRIMIS, INC.

                                          By:___________________________________

                                          Title:________________________________

                                                     ("Company")

                                          --------------------------------------
                                          LESLIE H. SCHREINER

                                                     ("Employee")

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                                    EXHIBIT A

                             Stock Option Agreement

                                       12